UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 31, 2015

HILL INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-33961	20-0953973
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Commerce Square 2005 Market Street, 17th Floor Philadelphia, PA	19103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (215) 309-7700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events.

Irvin E. Richter, Chairman of the Board of Hill International, Inc. (the “Company”), adopted a prearranged trading plan on December 31, 2015 (the “Plan”), in accordance with guidelines specified by Rule 10b5-1 under the Securities and Exchange Act of 1934 and the Company’s policies with respect to insider sales.

The Plan provides that a brokerage firm may sell up to an aggregate of 30,000 shares of the Company’s common stock owned by Mr. Richter per month during the term of the Plan. Currently, Mr. Richter beneficially owns more than five million shares of the Company’s common stock.  Shares may be sold under the Plan on the open market at prevailing market prices and subject to minimum price thresholds specified in the Plan.  The Plan is scheduled to terminate on December 31, 2016, unless terminated sooner in accordance with its terms.

Rule 10b5-1 plans permit insiders to sell a specified portion of their holdings at a specified time or over a specified period of time pursuant to a plan established at a time when the insider is not in possession of material non-public information.  A Rule 10b5-1 plan offers an opportunity for an insider to provide for future transactions to occur without concern about future events that may be considered material non-public information and could prevent an insider from gaining liquidity if needed.  Mr. Richter has informed the Company that, as most of his assets consist of Company stock, the purpose of the Plan is to provide Mr. Richter with liquidity and diversification in connection with financial planning for retirement.

Transactions under the Plan will be reported to the Securities and Exchange Commission in accordance with applicable securities laws, rules and regulations. Except as may be required by law, the Company does not undertake to report on specific pre-arranged Rule 10b5-1 stock trading plans of the Company’s officers, nor to report modifications or terminations of the aforementioned Plan or the plans of any other individual.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILL INTERNATIONAL, INC.

	By:	/s/ William H. Dengler, Jr.
	Name:	William H. Dengler, Jr.
Dated: December 31, 2015	Title:	Senior Vice President and General Counsel